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                                                                      EXHIBIT 12

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


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
                                              Nine Months Ended
                                                September 30,                           Year Ended December 31,
                                          ------------------------     -----------------------------------------------------------
                                            1995            1994         1994        1993         1992         1991         1990
                                          --------        --------     --------    --------     --------     --------     --------
 Interest Expense                         $114,800        $ 51,900     $ 73,300    $ 80,900     $ 92,500     $125,400     $170,900
 Estimated Interest Portion of
     Rent Expense (One-Third)               12,439          13,868       19,289      20,701       16,178       18,130       21,286
                                          --------        --------     --------    --------     --------     --------     --------
 Fixed Charges                            $127,239        $ 65,768     $ 92,589    $101,601     $108,678     $143,530     $192,186
                                          ========        ========     ========    ========     ========     ========     ========
 Income From Continuing
   Operations Before Income Taxes         $351,600        $356,500     $504,700    $506,000     $392,100     $406,700     $457,600
 Add:     Fixed Charges                    127,239          65,768       92,589     101,601      108,678      143,530      192,186

          Dividends From Less Than
          50% Owned Companies                  728             151          835       2,395        2,278        1,711        2,382

 Less:    Equity in Net Losses (Income)
          of Less Than 50% Owned
          Companies                           (754)         (1,410)      (1,900)     (1,200)      (1,900)        (900)        (600)
                                          --------        --------     --------    --------     --------     --------     --------
 Earnings Before Fixed Charges            $478,813        $421,009     $596,224    $608,796     $501,156     $551,041     $651,568
                                          ========        ========     ========    ========     ========     ========     ========
 Ratio of Earnings to Fixed Charges        3.8x             6.4x         6.4x         6.0x         4.6x         3.8x         3.4x
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